Exhibit 99.1

FINAL TRANSCRIPT

Thomson StreetEventsSM

SFI - iStar Financial Provides Estimates for Second Quarter Earnings

Event Date/Time: Jul. 18. 2008 / 9:00AM ET

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CORPORATE PARTICIPANTS

Andrew Backman

iStar Financial - SVP of IR and Marketing

Jay Sugarman

iStar Financial - Chairman and CEO

Katy Rice

iStar Financial - CFO

CONFERENCE CALL PARTICIPANTS

Don Fandetti

Citigroup - Analyst

Matt Burnell

Wachovia Securities - Analyst

Omotayo Okusanya

UBS - Analyst

James Shanahan

Wachovia Securities - Analyst

Matt Sirovich

Scopia Management, Inc. - Analyst

Larry Ring

Dwight Asset Management - Analyst

PRESENTATION

Operator

Good day, and welcome to the iStar Financial’s conference call. (Operator Instructions). As a reminder, today’s conference is being recorded. At this time, for opening remarks and introductions, I would like to turn the conference over to the iStar Financial’s Senior Vice President of Investor Relations and Marketing, Mr. Andrew Backman. Please go ahead.

Andrew Backman - iStar Financial - SVP of IR and Marketing

Good morning to everyone. Thank you for joining us today, especially on such short notice. With me today are Jay Sugarman, Chairman and Chief Executive Officer, and Katy Rice, our Chief Financial Officer.

This call is being webcast on our website at istarfinancial.com in the Investor Relations section, and there will be a replay of the call beginning at 11:30 PM Eastern time today. The dial-into the replay is 1-800-475-6701 with the confirmation code of 954493.

Before I turn the call over to Jay, I would like to remind everyone that the second quarter earnings estimates discussed in the press release we issued this morning and on this conference call are preliminary. Since we are still in the process of closing our books for the second quarter, we will of necessity be more limited with respect to answering your questions today.

As we have announced, we scheduled our regular quarterly earnings conference call for Thursday, July 31, and we will be able to answer your questions in much greater detail at that time. In addition, statements in this conference call, which are not historical facts, may be deemed forward-looking statements. Factors that could cause actual results to differ materially from iStar Financial’s expectations are detailed in our SEC reports.

Now I would like to turn the call over to iStar’s Chairman and CEO, Jay Sugarman. Jay?

Jay Sugarman - iStar Financial - Chairman and CEO

Thanks, Andy. As Andy mentioned, we have scheduled our regular second quarter earnings call for July 31 at the end of this month. But based on the recent turmoil in the markets, the sharply negative tone in the economy in the past few weeks, and the completion this week of our own quarterly risk rating meetings for all assets in our portfolio, we thought it made sense to briefly preview some of the preliminary impacts of these on our expected results.

As Andy said, these are preliminary, and we will have much more detail for you on our full earnings call, but I want to specifically focus on two or three areas that are meaningful. First, the second quarter results will include several large gains and several large impairments. On the gain side, sales of assets in our timber portfolio, our AutoStar portfolio, and our CTL portfolio will generate just north of $300 million in booked gains. Under Jay Nydick’s leadership, our Timber Star and AutoStar teams did excellent work in capturing the underlying value of these assets.

On the other side, write-downs on three bond positions and impairments on a cross-section of troubled deals will create approximately $265 million of direct impairment, and general weakness in the economy will lead to approximately $60 million in general reserves being taken this quarter, offsetting those gains and impacting reported operating results. In addition, based on weakening market values, the second quarter will include a write-down of most goodwill and a portion of intangible assets totaling approximately $50 million.

So, from an economic perspective, excluding the goodwill write-off and netting the economic gains against the write-downs in impairments, the increased general reserve will drop earnings into the $0.70 to $0.75 range. GAAP net income, which includes the goodwill write-off and does not add back depreciation and amortization, will be just above breakeven. And AEPS, which does add back depreciation and amortization and the goodwill write-off but excludes all gains, will be in the negative $1.50 per share range.

Switching to the capital front, we have enhanced cash and line availability through prudent asset sales and continued loan paydowns, and we now stand at right around $1.4 billion, which is approximately $400 million — it’s almost $500 million higher than at the end of the first quarter, and is reflective of our cautious tone regarding the market.

And lastly, with respect to the overall market, we were hopeful that the rally that followed the Fed actions at the end of the first quarter might signal a more stable environment. Unfortunately, the last few weeks have undone much, if not all, the optimism that came about from those earlier actions. And now, we, like you, are watching very closely to see if recent Fed and SEC actions will solidify Fannie and Freddie, and set the tone for a less volatile third quarter. No matter what the outcome, we will continue to grind away at the portfolio, and look forward to walking through our results in more details on the 31st.

As Andy said, we are happy to take a few questions now, but we will also ask for your understanding in advance, as many of the details you might be looking for will have to wait for us to close the second quarter books and will be discussed more thoroughly on our full earnings call.

So, with that, let’s go ahead and open it up, Operator.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions). Don Fandetti, Citigroup.

Don Fandetti - Citigroup - Analyst

Jay, question – obviously, the economy is weakening. CRE is getting weaker. Why not just bite the bullet and take higher provisions? Can you talk a little bit about your outlook near-term and what is baked into your numbers?

Jay Sugarman - iStar Financial - Chairman and CEO

Sure, Don. You know, we try to read the tea leaves as best we can, but I will not say our strengths are in the macroeconomic prediction area. We were somewhat shocked by the speed with which Fannie and Freddie found themselves under duress. The idea of seeing bank lines on the front page of the newspapers, those are tough things and we have baked a lot of that sentiment into our risk rating process.

We feel like we have gotten a lot closer to a scenario where, hopefully, there’s more up than down from here. But it has been a very, very – a tough last couple of weeks in terms of thinking about the future. We took reserves that we thought were appropriate that are allowable under accounting standards, that based on the timing of the resolution of the assets we would like to get done this year, will give us the freedom to go ahead and get those deals resolved. Obviously, there is a trade-off, as we have said on past calls, between speed of resolution and ultimate recovery on those resolutions. There is a portion of the book we’d like to get resolved. It is just taking too much time.

There is another portion where we are going to try to maximize those returns, and they probably are going to hang out on the troubled asset list a little longer. But I think we are better positioned today, certainly, to get back to what we want to do, which is attack a market that is quickly moving finally to a place where we are seeing risk-adjusted returns that are really attractive.

I am not optimistic about the economy. I have got to tell you, as we talk to people, there has been a real sentiment shift from April, May, where you actually saw people in the credit markets starting to feel a little better. You saw spreads tightening. You saw activity starting to pick up gently. The last three or four weeks, that has all gone out the window. I think most people are shocked, if not stunned, at the speed at which some of the bellwether names in our credit economy have been hit. We will see what happens here. I think both the government and the Fed are trying their best to stabilize, but it’s hard for us to predict exactly what’s going to happen.

Don Fandetti - Citigroup - Analyst

Jay or Katy, I assume you’re still okay on your fixed charge coverage in terms of your covenant?

Katy Rice - iStar Financial - CFO

Yes. And look, one of the questions that we have gotten lately a lot is with respect to our fixed charge coverage ratio. And as most of you know who cover us on the debt side, this is a trailing 12-month calculation. And I think some of the confusion and some of the questions we have had is that pursuant to the definitions that we have in both our bank and our bond fixed-charge coverage ratio, we add back specific or direct impairments to EBITDA as part of the calculation. So, I think some of the confusion we have been working with people on is them not understanding that particular aspect of the calculation.

The calculations are slightly different and there are some nuances to them. But at the end of the second quarter, we expect the bond covenant on a trailing 12 basis to be about 1.7 times, and the bank covenants to be about 2.1 times. The major difference between those two is in the bank covenants we are able to add back gains. So for example, this quarter, we had on the order of magnitude of $300 million of gains from our timber and AutoStar CTL asset sales. So, that’s the primary difference between the bank and the bond this quarter.

Don Fandetti - Citigroup - Analyst

And then, Jay, do you feel under pressure to raise capital?

Jay Sugarman - iStar Financial - Chairman and CEO

Well, right now, we have got 1.4 billion. As I said, we have bumped that up since the first quarter just because we were kind of trying to figure out exactly where this economy is going, exactly where the credit markets are going. It is expensive to hold that much liquidity on the balance sheet. But until we see some sort of stability and some sort of predictability in the credit markets, we think it is prudent to hold that money.

Not looking to raise money right now, but we are going to keep all options open as we go through the third and fourth quarter. I will tell you if there’s a repeat of sort of the last couple of weeks, where you see literally the credit markets not only seize up, but the major financial pillars get in trouble, I’m not going to preclude anything right now.

Don Fandetti - Citigroup - Analyst

Okay. And in terms of the rating agency discussions you have had, Katy, can you talk about that?

Katy Rice - iStar Financial - CFO

Sure. As you guys know, we have had frequent dialogue with the agencies. And earlier this year, we had sort of a comprehensive review with each of them, sort of as part of the annual review process. And since that time, we have had periodic updates, including previews of the quarterly earnings.

We were able to give each of the three agencies the heads-up. Obviously, the discussion we are having today about the reserves growing this quarter, we did give them that heads-up yesterday, but I think they have not had a chance to really process that, and we’d like to spend some time this week walking them through that.

Don Fandetti - Citigroup - Analyst

Okay, thanks.

Andrew Backman - iStar Financial - SVP of IR and Marketing

Okay, thanks, Don. Next question, please?

Operator

Matt Burnell, Wachovia.

Matt Burnell - Wachovia Securities - Analyst

Good morning, everybody, and thanks for having the call. Most of my questions have been asked and answered, but I did have one question. If you can speak prospectively as to what your expectations are in terms of the loss on an adjusted basis, what impact does this prospectively have on your debt leverage ratios? And does that pose an issue in your mind with the rating agencies?

Katy Rice - iStar Financial - CFO

Yes, Matt, it should not have a significant impact on our leverage ratios. So they will be flattish this quarter.

Jay Sugarman - iStar Financial - Chairman and CEO

Yes, the gains pretty much offset the losses.

Katy Rice - iStar Financial - CFO

From a capital perspective.

Matt Burnell - Wachovia Securities - Analyst

Okay, thanks very much.

Katy Rice - iStar Financial - CFO

Sure.

Andrew Backman - iStar Financial - SVP of IR and Marketing

Thanks, Matt. Perkie, next question, please?

Operator

Certainly. Omotayo Okusanya, UBS.

Omotayo Okusanya - UBS - Analyst

Yes, good morning, and thanks again for having the call. Just two quick questions. On a going forward basis, as it becomes really difficult to — continue to be difficult to access the unsecured markets, what are you seeing in regards to opportunities to do more secured financing? And then in regards to the lines of credit as well, is there any stipulation that would prevent you from having full access to that $1.4 billion?

Katy Rice - iStar Financial - CFO

Yes, Tayo, it’s Katy. We don’t have a lot of room with respect to additional secured financing under the rating agency guidelines. They all look at it a little bit differently, but I think we feel while there are opportunities in the portfolio to secure assets, we are bumping up against those limits right now. And with respect to the lines of credit, obviously there are covenants in place that — one of which we talked about — and as long as we are in compliance with those covenants, we have full access to the lines on the unsecured side.

Omotayo Okusanya - UBS - Analyst

Now, if the rating agencies end up downgrading you for whatever reason, will you still back off from doing secure financing? Or at that point will you not care any more and just if that’s the only thing available to you, you will start to utilize that source of financing?

Katy Rice - iStar Financial - CFO

Yes, I think we could look at that. I think we would have to see where we were at that time. But I think it would be available to us.

Omotayo Okusanya - UBS - Analyst

Okay. And just last question. The $250 million of assets specific provisions. Can you provide any more color around that?

Jay Sugarman - iStar Financial - Chairman and CEO

I think it is not inconsistent with what we have said in the past, in that in the iStar legacy book, it is primarily the higher coupon stuff that clearly had embedded credit risk that is being touched the most directly. In the legacy Fremont book, it is primarily the condo conversion. And then secondarily, new-build condos and land. But we are trying to get a number of the condo conversion deals wrapped up, resolved and priced at levels that we think they just act like ordinary multi-family projects. And at that point, we think they are saleable and financeable by buyers.

Andrew Backman - iStar Financial - SVP of IR and Marketing

Thanks, Tayo. Next question, please?

Operator

Thank you. James Shanahan, Wachovia.

James Shanahan - Wachovia Securities - Analyst

Are you able to comment on the trends that we should expect to see with regards to NPL and watchlist assets?

Katy Rice - iStar Financial - CFO

Yes, Jim, the NPLs will be up this quarter - I am thinking about Q2, obviously. They will be about 1.3 billion. That is up about 285 from last quarter. It is about 100 from the iStar legacy portfolio and about 185 from the Fremont portfolio. Much of the NPL activity in the Fremont portfolio was anticipated. And as we mentioned, we kind of continue to mention, we do expect the NPL numbers to bump around, and we are not yet seeing a trend that they are going down. So, I think some of this was certainly anticipated.

James Shanahan - Wachovia Securities - Analyst

Formerly, we were thinking here that the Timber Star, Southwest gain would support the current quarterly dividend for the balance of 2009, despite our outlook, Wachovia’s outlook, for a lower run rate for adjusted EPS. What are your thoughts now? I think, Jay, you commented recently that a dividend cut was a possibility. Could that be accelerated now?

Jay Sugarman - iStar Financial - Chairman and CEO

You know, we go through that every quarter with our Board to figure out what is appropriate. The policy is to pay out 100% taxable income. Obviously, the timber gains gave us some cushion. I think the specific charges and other charges have eaten up a good part of that cushion. But we are still wrapping up the taxable numbers, which are a little more complicated. So I want to defer this discussion until we have really got good numbers. But you are right. Directionally, the timber gain that would have created a lot of cushion is a lot smaller now.

James Shanahan - Wachovia Securities - Analyst

Thanks for hosting the call. We appreciate the open discussion in a difficult environment.

Jay Sugarman - iStar Financial - Chairman and CEO

Absolutely.

Andrew Backman - iStar Financial - SVP of IR and Marketing

Thanks, Jim. Next question, please?

Operator

Thank you. Matt Sirovich, Scopia Capital.

Matt Sirovich - Scopia Management, Inc. - Analyst

Thanks for having the call. I actually just wanted to ask you to remind us which of the items that you took this quarter you could use to offset taxable income and which ones you could not. And you just, I guess, started answering that. And if you could walk through each of the main items that you talk about in the press release and which ones of those hit taxable income and which ones do not, that would be great.

Jay Sugarman - iStar Financial - Chairman and CEO

I am not a tax guy, so I am going to defer judgment. Do we have anything specific, data you can share with us?

Katy Rice - iStar Financial - CFO

No, Matt, I think we are still going through that. The taxable income calculation for REITs is complex, and it’s actually an annual test, so a lot of the activities throughout the year are really netted at the end of the year; it is not on a quarterly basis. But I think as Jay mentioned, certainly, the gains from our timber and AutoStar CTL sales this quarter were on the plus side. However, assets specific impairments are to the negative side. So, I think rather than commenting on a quarterly basis, a lot of that does wrap up at the end of the year, and we will try to give you a better direction on the July 31 call.

Matt Sirovich - Scopia Management, Inc. - Analyst

Could I just ask if you would know on the mark-to-markets and the goodwill and intangible write-offs, where those stand in terms of hitting or not hitting taxable income?

Katy Rice - iStar Financial - CFO

Yes, it varies, actually. I do not mean to sound opaque but itis not as straightforward as you think.

Matt Sirovich - Scopia Management, Inc. - Analyst

Okay, I will wait until the 31st. Okay, thanks.

Andrew Backman - iStar Financial - SVP of IR and Marketing

Great. Thanks, Matt. Next question, please?

Operator

Thank you. Larry Ring, Dwight Asset Management.

Larry Ring - Dwight Asset Management - Analyst

Actually, everything has been asked and answered. Thank you.

Katy Rice - iStar Financial - CFO

Thanks, Larry.

Andrew Backman - iStar Financial - SVP of IR and Marketing

Great. Thank you. Great. Jay, that is all the time we have this morning. I would like to first of all thank everybody for joining us this morning. As a reminder, we will be releasing our full second quarter earnings on July 31 at 10 AM. I thank everybody again for joining us, and Perkie, would you please provide the conference replay instructions one more time? Thank you.

Operator

Certainly. Ladies and gentlemen, this conference will be available for replay starting today at 11:30 AM, and will run until Friday, August 1, at midnight. You may access the replay service by dialing 1-800-475-6701 and entering the access code of 954493. Once again, that number is 1-800-475-6701 with the access code of 954493. That does conclude your conference for today. Thank you very much for your participation and for using the AT&T executive teleconference.

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